Exhibit 2.1 Certificate of Incorporation

BRITISH COLUMBIA

Number: BC1004810

CERTIFICATE OF INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that TRUE LEAF MEDICINE INTERNATIONAL LTD. was incorporated under the Business Corporations Act on June 9, 2014 at 05:20PM Pacific Time.

Issued under my hand at Victoria, British Columbia

On June 9, 2014

CAROL PREST Registrar of Companies Province of British Columbia Canada